Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated August 19, 2015, except for the effects of the reverse stock split described in Note 2 as to which the date is October 23, 2015, relating to the financial statements of MyoKardia, Inc., which appears in Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-207151). We also consent to the reference to us under the heading “Experts” in Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-207151).

/s/ PricewaterhouseCoopers LLP

San Jose, California

October 28, 2015